Exhibit 99.2

Supplemental Information regarding Core Scientific, Inc., dated April 21, 2026

The supplemental information regarding Core Scientific, Inc. (“Core Scientific”) set forth below shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Unless the context otherwise requires, references herein to “Core Scientific” are to Core Scientific, Inc.; references to “Core Scientific Finance” are references to Core Scientific Finance I LLC; references to “Core Scientific Austin” are to Core Scientific Austin LLC; references to “Core Scientific Dalton” are to Core Scientific Dalton LLC; references to “Core Scientific Denton” are to Core Scientific Denton LLC; references to “Core Scientific Marble” are to Core Scientific Marble LLC; and references to “Core Scientific Muskogee” are to Core Scientific Muskogee LLC. Core Scientific Austin, Core Scientific Denton, Core Scientific Dalton, Core Scientific Marble and Core Scientific Muskogee are collectively referred to herein as the “Project Subsidiaries.”

Core Scientific Finance is a Delaware limited liability company and an indirect wholly-owned subsidiary of Core Scientific. Each of Core Scientific Austin, Core Scientific Denton, Core Scientific Dalton, Core Scientific Marble and Core Scientific Muskogee is a wholly-owned direct subsidiary of Core Scientific Finance.

Restructuring

In connection with a proposed offering (the “Offering”) of senior secured notes (the “notes”) by Core Scientific Finance, Core Scientific has commenced a series of restructuring transactions intended to transfer or grant all assets and rights reasonably necessary for the development and operation of the Projects to Core Scientific and the Project Subsidiaries (collectively, the “Restructuring”). Pursuant to the Restructuring, Core Scientific and its subsidiaries intend to, among other things:

•	transfer title to the Marble Campus and Muskogee Campus to the relevant Project Subsidiaries (the “Property Transfers”);

•

assign (i) the Austin Lease (which requires landlord consent), (ii) the Denton Ground Lease (which does not require consent) and (iii) the Dalton Ground Leases (which requires transferring the Dalton Bonds to the assignee of the lease) to the relevant Project Subsidiaries (together, the “Lease Assignments”);

•

enter into right of use agreements with the applicable Project Subsidiary with respect to all the power contracts related to the Projects, certain of which require counterparty consent that Core Scientific is in the process of obtaining (the “Right of Use Agreements”);

•

enter into interparty agreements with the applicable Project Subsidiaries with respect to the construction and construction-related contracts related to the Projects, which agreements require Core Scientific to hold said contracts and the rights thereunder for the benefit of the applicable Project Subsidiary (the “Interparty Agreements”); and

•	assign each of the CoreWeave Licensing Agreements to the applicable Project Subsidiary (which do not require consent to assign to the relevant Project Subsidiary) (the “CoreWeave Assignments”).

As of the date hereof, Core Scientific has:

•	completed the Property Transfers, and the deeds are anticipated to be recorded prior to the closing of the Offering;

•	entered into the Lease Assignment for the Austin Lease, which becomes effective upon landlord’s consent for the assignment;

•	entered into the Lease Assignment for the Denton Ground Lease, which becomes effective upon the applicable utility’s consent to the Right of Use Agreement for the applicable power agreement;

•	entered into the Lease Assignment for the Dalton Ground Leases, which becomes effective upon the transfer of the Dalton Bonds;

•

entered into the Interparty Agreements, which for Denton and Dalton become effective upon effectiveness of the applicable Lease Assignments, and for Marble and Muskogee become effective upon the applicable utility company’s consent to the Right of Use Agreement;

•

entered into the Right of Use Agreements, which for Austin and Dalton become effective upon effectiveness of the applicable Lease Assignment, and which for Denton, Marble and Muskogee become effective upon the applicable utility’s consent to the Right of Use Agreement; and

•

entered into the CoreWeave Assignments, which become effective with respect to Austin, Denton and Dalton upon effectiveness of the Lease Assignments; and become effective with respect to Marble and Muskogee upon the applicable utility’s consent to the Right of Use Agreement.

To the extent any aspects of the Restructuring, whether described above or otherwise, are not completed prior to the closing of the Offering, Core Scientific Finance has agreed to use commercially reasonable efforts to complete such aspects of the Restructuring within 60 days after the closing of the Offering. Core Scientific has also agreed to grant a security interest to the collateral agent for the notes, on behalf of the noteholders, in any assets and rights identified prior to the date hereof as subject to the Restructuring which are not yet transferred (or in which rights to use have not been granted) to Core Scientific Finance or the Project Subsidiaries as of the closing of the Offering except for the Austin Lease. Capitalized terms used in this section that are not otherwise defined shall have the same meaning as defined below.

Overview of the Projects

Core Scientific Finance is developing six data center facilities across five sites that have been 100% licensed to CoreWeave, Inc. (“CoreWeave” and the development of each such data center facility, a “Project” and collectively, the “Projects”) pursuant to a series of licensing agreements entered into beginning in February 2024, which are estimated to generate an aggregate of approximately $10 billion in revenue (net of anticipated rent repayments under the terms of the licensing agreements). The Projects are expected to support an aggregate of approximately 590 megawatts (“MW”) of net critical information technology (“IT”) capacity contracted with CoreWeave. Approximately 900 MWs of grid capacity has been secured across all five Project sites. The Project sites are located in Marble, North Carolina; Dalton, Georgia; Dallas-Denton, Texas; Muskogee, Oklahoma; and Austin, Texas (the “Properties”). Under the CoreWeave Licensing Agreements (as defined below), CoreWeave covers all construction costs, which are offset by partial revenue credits capped at $1.5 million per MW. As of the date hereof, Core Scientific estimates that it and CoreWeave have made an aggregate of approximately $4.4 billion in contributions to the Projects, constituting approximately approximately 80% of the estimated $5.5 billion anticipated capital expenditures for construction of the Projects.

The Austin Campus (as defined below) was completed in 2024. Each of the other Projects is expected to be delivered in phases across the four other Properties as set forth in the chart below, with substantial completion of all Projects expected by the first half of 2027. Each of the Projects is expected to be designed to support high-performance computing (“HPC”) and artificial intelligence (“AI”) workloads, with a critical IT load of approximately 590 MWs licensed to CoreWeave. In addition, approximately 900 MWs of grid capacity has been secured across all five Project sites. Each Project is designed to have an average Power Usage Effectiveness ratio of approximately 1.5. Approximately 350 MWs are currently energized and over 185 MWs of active capacity are being billed as of March 13, 2026.

The grid capacity secured for each Project is at tariff rates. Each Property has backup generators and Uninterruptible Power Supply redundancy based on customer requirements.

The following table sets forth an overview of each Project. The Anticipated Starting Delivery timelines and the Anticipated Substantial Completion timelines set forth below are referred to herein as the “Anticipated Timeline.”

Project Location	Anticipated Starting Delivery		Anticipated Substantial Completion	Critical IT Capacity (MW)	Grid Capacity (MW)	Property Size (acreage)	IT Whitespace (square feet)
Austin, TX	Complete		Complete	16.5	20	38	118,000
Denton, TX	Complete	(1)	H2’2026	262	394	64	370,284
Dalton, GA (“Dalton 1”)	H1’2026		H1’2026	30	50	5	19,730
Dalton, GA (“Dalton 4”)	H2’2026		H1’2027	145	220	167	108,543
Marble, NC	Complete	(2)	H1’2026	65	117	73	61,440
Muskogee, OK	H1’2026		H1’2026	70	100	64	49,517

1.	Initial billable MWs commenced in H2 2025. 132 MW were billable as of March 2026, representing 50% completion.
2.	Initial billable MWs commenced in H2 2025. 37 MW were billable as of March 2026, representing 57% completion.

The Austin Campus

The Austin campus (“Austin Campus”) is a single building comprising two data halls that serve as a 16.5 MW data center located at 3301 Hibbetts Road in Austin, Texas on approximately 38 acres and is leased by Core Scientific from SDC—Austin, LLC (“Landlord” and the lease agreement, as amended, the “Austin Lease”). Core Scientific is using commercially reasonable efforts to cause the Austin Lease to be assigned to Core Scientific Austin, and Core Scientific is awaiting Landlord’s consent to said assignment. Upon receipt of Landlord’s consent, Core Scientific will promptly assign to Core Scientific Austin all of its rights and obligations under the Austin Lease and the Austin Colocation License Agreement.

The initial term of the Austin Lease commenced in March 2024 and is approximately 84 months long. Base rent is structured on a ramp basis: $0 for months 1–2, $368,000 per month for months 3–4, $736,000 per month for months 5–6, $920,000 per month for months 7–12, and then escalating from approximately $1,146,596 per month in months 13–24 with additional escalations each year to approximately $1,329,219 per month in months 73–84.

The Austin Campus is subject to the Austin Colocation License Agreement (as defined below). The Austin Colocation License Agreement grants a license for use of two suites, and each suite has a term of 84 months. The term for each of Suite 1 and Suite 2 commenced in March 2024. Base license fees for each of Suite 1 and Suite 2 ramp from $0 per month in months 1–2, to $920,000 per month in months 3–5, and then escalating from $1,895,200 per month in months 6–12 with additional 3% escalations each year to $2,262,967.92 per month in months 73–84. CoreWeave did not materially contribute to the buildout costs. The commencement date under the Austin Colocation License Agreement occurred in the second quarter of 2024 and the obligation for CoreWeave to pay base license fees has commenced.

Power for the Austin Campus is supplied by Austin Energy under Austin Energy’s general tariff structure. In connection with the Restructuring, upon the assignment of the Austin Lease to Core Scientific Austin, Core Scientific will, simultaneously, (i) grant Core Scientific Austin the exclusive right to use said power pursuant to a Right of Use Agreement and (ii) assign all of its rights and obligations under the Austin Colocation License Agreement to Core Scientific Austin, pursuant to executed agreements.

The Denton Campus

The Denton campus (“Denton Campus”) is located at 8171 Jim Christal Road in Denton, Texas on property owned by the City of Denton and leased to Core Scientific (the “Denton Ground Lease”) totaling approximately 64 acres to accommodate the initial development of a 262 MW data center and subsequent conversion of the campus from cryptocurrency mining to HPC and AI workloads. The Denton Campus consists of eight buildings, which are referred to as Buildings A through H. The Denton Ground Lease term runs through December 31, 2035 (the “Initial Term”), with the Initial Term to be extended contemporaneously with any extension(s) of the PPA (as defined below) for up to seven additional years; if the PPA is terminated for any reason, the Denton Ground Lease shall also automatically terminate. Monthly rent under the Denton Ground Lease is $53,949.81 per month, with biennial CPI-U (Dallas-Fort Worth)-based adjustments. All improvements constructed by Core Scientific Denton or Core Scientific become property of the City of Denton upon expiration or termination. The Denton Campus is subject to the Denton Colocation License Agreement (as defined below). Buildings D, E, F and G (approximately 132 MW) are currently operational and billing, with substantial completion of remaining MWs expected to occur in the second half of 2026.

Construction of the multi-building HPC campus is being managed by T5 Construction, LLC (“T5”) pursuant to a contract where the basis of payment is the cost of the work plus a fee with a guaranteed maximum price, subject to additions and deductions by change order. Certain costs and expenses relating to the construction of the Denton Campus are to be paid for or reimbursed by CoreWeave as described below. The work commenced in the third quarter of 2024 and substantial completion is expected in the second half of 2026.

Power for the Denton Campus is supplied by the City of Denton through its municipal electric utility, Denton Municipal Electric (“DME”), pursuant to a power purchase agreement (as amended, the “DME Contract”), for a total potential campus load of approximately 394 MW. The DME Contract term is 14 years, with two additional seven-year extension options available upon one year’s written notice to DME, provided that the Denton Ground Lease must also be extended or renewed for the same amount of time.

Core Scientific is the customer under the DME Contract. In connection with the Restructuring, upon consent from DME, Core Scientific will grant Core Scientific Denton the exclusive right to use the power under the DME Contract pursuant to a Right of Use Agreement between Core Scientific and Core Scientific Denton. Simultaneously, Core Scientific will assign to Core Scientific Denton all of its rights and obligations under the Denton Lease and the Denton Colocation License Agreement pursuant to executed agreements. In addition, Core Scientific will pledge the DME Contract to secure the notes as part of the Core Scientific Collateral (as defined below).

The Dalton Campuses

The Dalton campuses (together, the “Dalton Campuses”) comprise the Dalton 1 campus located at 2205 Industrial South Rd in Dalton, Georgia on approximately five acres (“Dalton 1”) and the Dalton 4 campus located at 3024 Old Tilton Road in Dalton, Georgia on approximately 167 acres (“Dalton 4”). The Dalton Campuses consist of one building on the Dalton 1 campus and one building comprising three data halls on the Dalton 4 campus. Dalton 1 will feature a 30 MW data center, and construction involves converting the Property from cryptocurrency mining to HPC and AI workloads. Dalton 4 will feature a 145 MW data center and is a greenfield development.

Core Scientific leases Dalton 1 (the “Dalton 1 Ground Lease”) from the Dalton-Whitfield County Joint Development Authority (the “Dalton-Whitfield JDA”) in connection with a bond financed sale leaseback transaction entered into with the Dalton-Whitfield JDA for certain tax abatements. The term of the Dalton 1 Ground Lease expires December 31, 2035 (or at any time simultaneously with or after the payment in full of the underlying project bonds), and is extendable if the underlying project bonds (the “Dalton Bonds”) remain outstanding, but no later than December 31, 2037. Base rent under the Dalton 1 Ground Lease is due each December 1 in amounts equal to annual principal and interest due on the Dalton Bonds. Core Scientific also leases Dalton 4 from the Dalton-Whitfield JDA (the “Dalton 4 Ground Lease,” and collectively with the Dalton 1 Ground Lease, the “Dalton Ground Leases”) in connection with a bond financed sale leaseback transaction entered into with the Dalton-Whitfield JDA for certain tax abatements. The term of the Dalton 4 Ground Lease expires December 31, 2036 (or at any time simultaneously with or after the payment in full of the underlying project bonds), and is extendable if the Dalton Bonds remain outstanding. Base rent mechanics under the Dalton 4 Ground Lease are identical to the Dalton 1 Ground Lease. Core Scientific has the right to assign the Dalton Ground Leases to Core Scientific Dalton, without the landlord’s consent, provided that the Dalton Bonds are also transferred to Core Scientific Dalton. The process to transfer the Dalton Bonds is an administrative process that does not require the consent of the Dalton-Whitfield JDA or the applicable indenture trustee, which Core Scientific has commenced with the applicable indenture trustee and expects to complete promptly following the closing of the Offering.

The Dalton Bonds are taxable revenue bonds that are issued by the Dalton-Whitfield JDA. The Dalton Bonds, which are held by Core Scientific (or, following completion of the transfer, will be held by Core Scientific Dalton) have scheduled amortization payments, bear interest at a rate of 6.0% per annum and mature on December 1, 2035 or December 1, 2036, as applicable. They are limited obligations that are payable solely from the lease payments under the applicable Dalton Ground Lease and are guaranteed by Core Scientific. The Dalton Bonds are redeemable in whole or in part by the Dalton-Whitfield JDA at any time at Core Scientific’s (or, following completion of the transfer, Core Scientific Dalton’s) option at 100% of the principal plus accrued interest to the redemption date. Pursuant to a home office payment agreement, Core Scientific (or, following completion of the transfer, Core Scientific Dalton), as lessee under the applicable Dalton Ground Lease, is permitted to provide payment of debt service on the Dalton Bonds directly to itself as sole holder of the Dalton Bonds, including by ledger entry, on each payment due date, with the lease payments and debt service payments constructively netting out and deemed made when due.

The tenant, Core Scientific (or, following completion of the transfer, Core Scientific Dalton), has the right to terminate the Dalton Ground Leases before the scheduled expiration dates by paying off the Dalton Bonds and terminating the applicable Dalton Ground Lease. Upon the expiration or termination of the applicable Dalton Ground Lease (and the payment in full of the Dalton Bonds), Core Scientific is obligated to purchase the Dalton 1 site or Dalton 4 site for a nominal fee, as applicable. Core Scientific entered into the Dalton Ground Lease and Dalton Bonds for the purpose of obtaining tax abatements that it considers to be immaterial, and anticipates that termination of the Dalton Bonds will not involve the payment of consideration.

Dalton 1 is subject to the Dalton 1 Colocation License Agreement (as defined below). The commencement date under the Dalton 1 Colocation License Agreement is expected to occur in the first half of 2026. Dalton 4 is subject to the Dalton 4 Colocation License Agreement (as defined below). The commencement date under the Dalton 4 Colocation License Agreement is expected to occur in the second half of 2026.

Construction for Dalton 1 is being managed by T5 pursuant to a contract where the basis of payment is the cost of the work plus a fee with a guaranteed maximum price, subject to additions and deductions by change order. The Dalton 1 work has commenced and is expected to be substantially complete in the first half of 2026. Construction for Dalton 4 is being managed by Critical Construction Management, LLC (“CCM”) pursuant to a contract where the basis of payment is the cost of work plus a fee and certain incentive payments with a guaranteed maximum price, subject to additions and deductions by change order. CCM’s failure to meet certain completion deadlines results in liquidated damages due from CCM, with a cap equal to CCM’s fee. Certain costs and expenses relating to the construction of the Dalton Campuses are paid for or reimbursed by CoreWeave as described below.

Power for the Dalton Campuses is supplied by Dalton Utilities (City of Dalton, Georgia, acting through its Board of Water, Light, and Sinking Fund Commissioners) (“DU”) pursuant to an electric service agreement (“DU Contract”). The DU Contract has no fixed expiration date and continues indefinitely until terminated at will by the customer. Dalton 1 and Dalton 4 currently have access to 270 MW in the aggregate. DU has committed to using commercially reasonable efforts to contract with outside providers to secure additional power capacity, up to a total of 450 MW, of which approximately 270 MW will be allocated to Dalton 1 and Dalton 4 in aggregate. The first such agreement involving an outside provider was finalized in December 2025.

Core Scientific is the customer under the DU Contract. In connection with the Restructuring, upon the assignment of the Dalton Leases to Core Scientific Dalton, Core Scientific will, simultaneously, (i) grant Core Scientific Dalton the exclusive right to use the power under the DU Contract pursuant to a Right of Use Agreement between Core Scientific and Core Scientific Dalton and (ii) assign to Core Scientific Dalton all of its rights and obligations under the Dalton 1 Colocation License Agreement and Dalton 4 Colocation License Agreement, pursuant to executed documents. In addition, Core Scientific will pledge the DU Contract to secure the notes as part of the Core Scientific Collateral.

The Marble Campus

The Marble campus (“Marble Campus”) is located at 155 Palmer Lane in Marble, North Carolina. The Marble Campus sits on land owned by Core Scientific Marble, consists of approximately 73 acres and will feature a 65 MW data center, and construction involves converting the Property from cryptocurrency mining to HPC and AI workloads. The Marble Campus is subject to the Marble Colocation License Agreement (as defined below). Approximately 37 MWs are currently operational and billing, with substantial completion of the remaining MWs expected in the first half of 2026.

The Marble Campus will feature a single building with two compute data halls and two network data halls. Construction of the Marble Campus is being managed by T5 pursuant to a contract where the basis of payment is the cost of the work plus a fee with a guaranteed maximum price, subject to additions and deductions via change order. Certain costs and expenses relating to the construction of the Marble Campus are paid for or reimbursed by CoreWeave as described below.

Power for the Marble Campus is supplied through three separate contractual arrangements. The agreement (the “Murphy Contract”) with Murphy Electric Power Board (“Murphy Power”), a Tennessee Valley Authority distributor, provides for 35,000 kilowatts (“kW”) of firm power service. The Murphy Contract runs through August 30, 2029, and will be automatically renewed in three (3) year intervals, subject to termination by either party with three (3) years’ written notice. Power is also supplied to Marble Campus pursuant to two Electric Service Agreements with Duke Energy Carolinas, LLC (collectively, the “Duke Energy Contracts”), one with a contract demand of 48,000 kW, and the other with contract demand beginning at 34,000 kW. Both of the Duke Energy Contracts are currently on a year-to-year basis.

Core Scientific is the customer under the Duke Energy Contracts and Murphy Contract. In connection with the Restructuring, upon consent from Murphy Power, Core Scientific will simultaneously (i) grant Core Scientific Marble the exclusive right to use the power under the Duke Energy Contracts and Murphy Contract pursuant to a Right of Use Agreement between Core Scientific and Core Scientific Marble and (ii) assign to Core Scientific Marble all of its rights and obligations under the Marble Colocation License Agreement, pursuant to executed agreements. In addition, Core Scientific will pledge the Murphy Contract and the Duke Energy Contracts to secure the notes as part of the Core Scientific Collateral.

The Muskogee Campus

The Muskogee campus (“Muskogee Campus”) is located at 1525 W. Smith Ferry Road in Muskogee, Oklahoma on 64 acres and will feature a 70 MW data center. The Muskogee Campus sits on land owned by Core Scientific Muskogee. The Muskogee Campus is subject to the Muskogee Colocation License Agreement (as defined below).

The Muskogee Campus will feature one building consisting of two compute data halls and one network data hall. Construction of the Muskogee Campus is being managed by Evans General Contractors, LLC (“Evans”) pursuant to a contract where the basis of payment is the cost of the work plus a fee with a guaranteed maximum price, subject to additions and deductions via change order. Certain costs and expenses relating to the construction of the Muskogee Campus are to be paid for or reimbursed by CoreWeave as described below. Construction of the Muskogee Campus commenced in the first quarter of 2025. Substantial completion of the Muskogee Campus is anticipated in the first half of 2026.

Power for the Muskogee Campus is supplied pursuant to an electric service agreement (as amended, the “OG&E Contract”) with Oklahoma Gas and Electric Company (“OG&E”). The firm electric service anticipated to be delivered is for an estimated maximum demand of 100,000 kW, subject to customary reductions of such demand due to continuously reduced customer use or, conversely, increases in such demand upon submission of a written request to OG&E. The initial term of said agreement with OG&E expires in May 2029. Following expiration of the initial term of the OG&E Contract, the Muskogee Campus will continue to receive service under applicable tariffs.

Core Scientific is the customer under the OG&E Contract. In connection with the Restructuring, upon consent from OG&E, Core Scientific will simultaneously (i) grant Core Scientific Muskogee the exclusive right to use the power under the OG&E Contract pursuant to a Right of Use Agreement between Core Scientific and Core Scientific Muskogee and (ii) assign to Core Scientific Muskogee all of its rights and obligations under the Muskogee Colocation License Agreement, pursuant to executed agreements. In addition, Core Scientific will pledge the OG&E Contract to secure the notes as part of the Core Scientific Collateral.

CoreWeave Licensing Agreements

Core Scientific and CoreWeave (or its affiliate, with respect to the Denton Colocation License Agreement) have entered into:

(1)	that certain Colocation License Agreement with respect to certain services and space located on the Dalton Campus (as amended, the “Dalton 1 Colocation License Agreement”);

(2)	that certain Amended and Restated Colocation License Agreement with respect to certain services and space located on the Denton Campus (as amended, the “Denton Colocation License Agreement”)

(3)	that certain Colocation License Agreement with respect to certain services and space located on the Marble Campus (as amended, the “Marble Colocation License Agreement”);

(4)	that certain Colocation License Agreement with respect to certain services and space located on the Muskogee Campus (as amended, the “Muskogee Colocation License Agreement”);

(5)	that certain Colocation License Agreement with respect to certain services and space located on the Dalton Campus (as amended, the “Dalton 4 Colocation License Agreement”); and

(6)

that certain Colocation License Agreement with respect to certain services and space located on the Austin Campus (as amended, the “Austin Colocation License Agreement,” and collectively with the Dalton 1 Colocation License Agreement, the Marble Colocation License Agreement, the Muskogee Colocation License Agreement, the Dalton 4 Colocation License Agreement, and the Denton Colocation License Agreement, the “CoreWeave Licensing Agreements”).

Core Scientific has entered into assignment and assumption agreements with the applicable Project Subsidiaries granting all of its rights and obligations under the CoreWeave Licensing Agreements, which will each become effective only upon the completion of the applicable Property Transfer or Lease Assignment (each as defined below) and effectiveness of the applicable Right of Use Agreement (as defined below). See “—Restructuring.” Any reference to “Licensor” below means the then-current licensor under the applicable CoreWeave Licensing Agreement.

Under the CoreWeave Licensing Agreements, CoreWeave has the use of purpose-built, high-density data center facilities designed exclusively for CoreWeave’s AI and HPC workloads. The CoreWeave Licensing Agreements run for an initial term of 12 years across all sites (with the exception of the Austin Colocation License Agreement, which is for a term of seven years), with two successive five-year extension options available to CoreWeave (with the exception of the Austin Colocation License Agreement, which does not include extension options). CoreWeave pays a base license fee of $100 per kW per month (or $115 per kW per month for the Austin Campus), with annual rent increases of 3.5% (3.0% for the Austin Campus) built into the CoreWeave Licensing Agreements. CoreWeave’s power allocation for each facility, as set forth in the CoreWeave Licensing Agreements, is as follows: (i) Dalton 1 – 30 MW, (ii) Dalton 4 – 145 MW, (iii) Marble Campus – 65 MW, (iv) Muskogee Campus – 70 MW, (v) Denton Campus – 262 MW, and (vi) Austin Campus – 16.5 MW. CoreWeave is responsible for paying all utility costs on or before their due date.

Except with respect to the Austin Colocation License Agreement, CoreWeave is responsible for providing or reimbursing the applicable Licensor for the actual out-of-pocket costs and expenses directly arising out of the construction, purchased equipment, infrastructure build-out and other actual out-of-pocket costs and expenses directly related to the construction or infrastructure build-out of the applicable premises under the applicable license that are necessary for the build out of the applicable premises (“Development Costs and Expenses”), in each case in accordance with the applicable mutually agreed and approved budget and construction schedule. The amount of the Development Costs and Expenses either (i) paid by Licensor and reimbursed by CoreWeave, or (ii) paid by CoreWeave on Licensor’s behalf, for equipment of the licensor shall, in both cases (i) and (ii) above, be credited against the applicable base license fees; provided such credit shall not exceed an amount equal to $1,500,000 per MW (“Credit”) for the applicable premises. The amount of the Credit will be applied as a fifty percent (50%) credit against the amount of each monthly base license fee (commencing on the initial invoiced base license fee) payable by CoreWeave to Licensor under the applicable CoreWeave License Agreement, until exhausted. The maximum Credit for each of the above described sites is as follows: (a) Dalton 1 – $45 million; (b) Dalton 4 – $218 million; (c) Marble Campus – $98 million, (d) Muskogee Campus – $105 million, and (e) Denton Campus – $393 million. In exchange for the foregoing, CoreWeave will receive a credit (“End of Term Credit”) against its base license fee equal to (x) $217,163 per MW with respect to the Denton, Dalton 1, and Dalton 4 Campuses and (y) $228,413 with respect to the Muskogee and Marble Campuses. The End of Term Credit is applied during the last two (2) months of the term of the applicable CoreWeave License Agreement, and if not exhausted, any remaining amount is remitted to CoreWeave. All components that are not equipment of the Licensor shall be “Contributed Assets.”

Except under the Austin Colocation License Agreement, CoreWeave is also responsible for providing the Contributed Assets at its cost and expense. CoreWeave will retain ownership of the Contributed Assets during the term, with title to transfer to Licensor at the expiration of the term. During the term until title is transferred, CoreWeave is responsible for the costs to repair, maintain, and replace the Contributed Assets.

In addition, under the Denton Colocation License Agreement, Licensor is responsible for an aggregate amount equal to $104.4 million of the Development Costs and Expenses for the provision of 69.6 MW of power to be supplied to the premises under such license.

The commencement date has occurred and obligation to pay base license fees has commenced under the following CoreWeave Licensing Agreements: the Austin Colocation License Agreement, the Denton Colocation License Agreement and the Marble Colocation License Agreement. If the commencement date for said remaining sites does not occur within 30 days after the applicable target commencement date (subject to extension for delays caused by CoreWeave or outside the control of Licensor), CoreWeave earns daily credits of $20,000 per day for days 31-60 and $30,000 per day for days 61+ of delay (“Late Delivery Credits”); if the commencement date has not occurred within 120 days after the target commencement date, CoreWeave may terminate the order without penalty by written notice within a 15-day window. Upon such termination by CoreWeave, Licensor is required to pay all accrued credits within 30 days.

Each CoreWeave Licensing Agreement incorporates a Service Level Agreement that provides for outage credit in the event of certain electrical interruptions or temperature and humidity variances (“Outage Credit”). The Outage Credit is capped at the base license fee payable for the applicable month and applied to the following month’s base license fee. CoreWeave termination rights may apply in the event of repeated or prolonged electrical interruptions, environmental control failures, or unauthorized physical access incidents within specified lookback periods.

Damages and claims against Licensor under the applicable colocation order cannot exceed the sum of the previous 12 months (three months for the Austin Colocation License Agreement) of the base license fees paid or payable. Damages and claims against CoreWeave under the applicable CoreWeave Licensing Agreement cannot exceed the sum of the previous 12 months (six months for the Austin Colocation Licensing Agreement) of base license fees paid or payable; provided, however, said cap does not apply to any base license fees (or any other charges for the Austin Colocation License Agreement) payable under the applicable CoreWeave Licensing Agreement or colocation order.

Core Scientific Completion Guarantee

In connection with the Offering of the notes by Core Scientific Finance, Core Scientific will provide a customary, uncapped completion guarantee (the “Completion Guarantee”) for the benefit of the holders of the notes, which will require Core Scientific to provide Core Scientific Finance with funds necessary to ensure the completion of the Projects (other than the Austin Campus) in the event that the proceeds of the notes and other available funds are insufficient to do so. In addition, pursuant to the Completion Guarantee, Core Scientific will grant to the collateral agent for the notes, for the benefit of the holders of the notes, a security interest in certain assets and rights identified prior to the date hereof as subject to the Restructuring which are not yet transferred (or in which rights to use have not been granted) to Core Scientific Finance or the Project Subsidiaries as of the closing of the Offering (collectively, the “Core Scientific Collateral”). The Completion Guarantee is not a guarantee of the notes, and the notes are not guaranteed by Core Scientific. The Completion Guarantee will be effectively subordinated to all secured indebtedness of Core Scientific to the extent of the value of the collateral securing such indebtedness, except with respect to the Core Scientific Collateral.

Illustrative Financial Information

The following table summarizes certain illustrative financial information for Core Scientific Finance and the Project Subsidiaries. The illustrative financial information was prepared based on good faith estimates of management based on information available as of the date hereof, and is not necessarily indicative of current value or future performance. This illustrative financial data was prepared assuming that (i) construction of the Projects will be completed on the anticipated timelines with no material delays, (ii) the current estimates of the payments under the CoreWeave Licensing Agreements will be paid in full, with no material rent credits or other rent shortfalls, (iii) that the costs and expenses incurred in connection with operating and maintaining the Projects will align with management’s budget and expectations and (iv) that CoreWeave will pay the build out costs and other items required to be paid by CoreWeave pursuant to the CoreWeave Licensing Agreements. Other items included in this illustrative financial information have been prepared based on management’s projections for expected results. Such assumptions will be affected by various factors, including inflation, the price and availability of sufficient quantities of electrical power, the performance by CoreWeave under the CoreWeave Licensing Agreements, any modifications or a termination of the CoreWeave Licensing Agreements, as well as by the various risks and uncertainties relating to development, construction, commissioning and operation of the Projects (including obtaining any required regulatory approvals).

This financial information was not prepared with a view toward compliance with generally accepted accounting principles or published guidelines of the SEC. Core Scientific has not reconciled the illustrative financial information with respect to the non-GAAP measures included below as a result of the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures. Accordingly, reconciliation is not available without unreasonable effort and we are unable to assess the probable significance of the unavailable information, although it is important to note that these factors could be material to the results computed in accordance with GAAP. No independent auditors, nor any independent accountants, have compiled, examined, or performed any procedures with respect to the illustrative prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the illustrative prospective financial information. Actual results could differ materially from the illustrative financial information, financial projections and other estimates contained herein. There can be no assurance that the construction of the Projects will be completed by the anticipated completion date or at all. Accordingly, readers are cautioned not to place undue reliance on the illustrative financial information or any summary information derived therefrom. This table should be read carefully together with “Special Note Forward-Looking Statements” below.

(unaudited, dollars in millions) Illustrative Financial Data
Cash Flow Waterfall(1)	Totals	2026	2027	2028	2029	2030	2031
Total Revenue(2)	$7,793	737	1,346	1,396	1,420	1,447	1,448
Operating Expenses and Maintenance(2)	(4,303)	(418)	(761)	(779)	(782)	(787)	(775)

Net Operating Income(3)	3,490	319	585	616	638	660	672
Other Cash Flow Items(4)	(754)	(165)	(301)	(237)	(33)	(7)	(10)
Interest Expense(5)	(1,342)	(147)	(261)	(261)	(255)	(225)	(194)
Mandatory Amortization(6)	(1,015)	—	—	—	(254)	(381)	(381)

Levered Free Cash Flow(7)	379	6	23	119	97	47	87

Debt Profile
Beginning of Period	—	0	3,300	3,300	3,300	3,046	2,665
Funding	3,300	3,300	—	—	—	—	—
Mandatory Amortization	(1,015)	—	—	—	(254)	(381)	(381)

End of Period	2,285	3,300	3,300	3,300	3,046	2,665	2,285

Credit Metrics
Consolidated DSCR(8)	—	1.0x	1.1x	1.5x	1.2x	1.1x	1.2x

Note: Figures may not sum due to rounding.

(1)	Does not showcase funding into and releases from the Debt Service Reserve Account pursuant to the Indenture related to the Offering.
(2)	Total Revenue is presented on a cash accounting basis and includes power passthrough which is also included in operating expenses and maintenance.
(3)	Net Operating Income reflects an amount based on revenue less operating expenses and maintenance.
(4)	Other Cash Flow Items include CoreWeave repayments and maintenance capital expenditures that are not included in the Operating Expenses and Maintenance line item.
(5)

Interest expense reflects illustrative net interest expense on the notes, using a 8.25% assumed coupon, and not any other indebtedness that we may incur in the future. Interest expense excludes all interest during construction, with the exception of interest payments that are expensed rather than capitalized during construction due to Net Operating Income generated prior to data center stabilization.

(6)	Mandatory Amortization is calculated assuming construction of the Projects will be completed on the Anticipated Timeline. Amortization of the notes begins on the First Installment Payment Date.
(7)	Defined as Net Operating Income less Other Cash Flow Items less Debt Service. Debt Service is defined as the sum of Interest Expense and Mandatory Amortization.
(8)	Debt Service Coverage Ratio is defined as Net Operating Income (net of CoreWeave repayments) divided by Debt Service.

Special Note Regarding Forward-Looking Statements

This supplemental information includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Core Scientific intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements may include words such as “aim,” “estimate,” “plan,” “project,” “forecast,” “goal,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the timing and completion of the Restructuring, the construction of the Projects, the Completion Guarantee provided by Core Scientific in connection with the Offering, the completion of the Offering of the notes by Core Scientific Finance and the financial performance of Core Scientific Finance and the Project Subsidiaries. These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified herein, and on the current expectations of Core Scientific’s management. These forward-looking statements are not intended to serve as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Core Scientific.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated. These risks, assumptions and uncertainties include those described in “Part I. Item 1A.—Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in the Company’s other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.